FIRST AMENDMENT TO
CODEXIS, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Codexis, Inc., a Delaware corporation (the “Company”), has heretofore adopted the Codexis, Inc. 2023 Employee Stock Purchase Plan (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan to allow participants under the Plan to increase or decrease the amount of payroll deductions elected by such participants during specified enrollment periods.

NOW, THEREFORE, the Plan shall be amended, effective August 22, 2024, as follows:

1.Subsection (c) of Section 3.2 is deleted and replaced with the following:

With respect to Offering Periods with multiple Purchase Periods, and unless otherwise determined by the Administrator prior to the commencement of an Offering Period, Participants may increase or decrease (to as low as zero) the amount deducted from such Participant’s Compensation during the specified enrollment periods established by the Administrator. Unless otherwise determined by the Administrator prior to the commencement of an Offering Period, a Participant may not increase or decrease the amount deducted from such Participant’s Compensation during an Offering Period except during the specified enrollment periods.

2.Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.